Exhibit 99.1

FOR IMMEDIATE RELEASE

SRS Labs, Inc. Announces
Intention to Conduct Dutch Auction Tender Offer for Its Common Stock

Santa Ana, CA, August 7, 2008 — SRS Labs, Inc. (Nasdaq: SRSL) announced today that it expects to commence a “Dutch auction” tender offer in August 2008 to purchase a number of shares of its common stock that does not exceed an aggregate purchase price of $10 million. Under the proposed terms of the tender offer, SRS will invite stockholders to tender their shares at prices specified by the stockholders within a range of prices that will be described in the offer materials. SRS will select the lowest single per-share purchase price that will allow it to buy up to $10 million of its outstanding common stock at completion of the offer. SRS has indicated, however, that there is no guarantee that it will proceed with the offer or that shares tendered will be purchased. The tender offer will be subject to the terms and conditions described in the offer to purchase and the related materials that will be distributed to stockholders and filed with the Securities and Exchange Commission.

Tom Yuen, Chief Executive Officer, noted that “Our board of directors has reviewed our cash position, our operations and expectations for the future, our existing and anticipated capital structure, our acquisition strategy, and a variety of alternatives for using our available financial resources, and we believe that a tender offer is a prudent use of our available cash and an effective means of providing value to our stockholders. By conducting the tender offer, we believe we can provide all of our stockholders with the opportunity to tender all or a portion of their shares and to receive a return of some or all of their investment.”

Neither SRS, its board of directors, dealer manager nor the information agent is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares or as to the purchase price on any tender. SRS has been advised that none of its directors or executive officers intends to tender any shares pursuant to the offer. The information agent for the tender offer will be Laurel Hill Capital Group, LLC and the depositary for the tender offer will be American Stock Transfer.  Craig-Hallum will act as the dealer manager for this tender offer.

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell shares of SRS common stock. The solicitation of offers to buy shares of SRS common stock will only be made pursuant to the offer to purchase, to be issued in connection with the commencement of the tender offer (as may be amended or supplemented), the related letter of transmittal, and other related documents that SRS intends to send to its stockholders. The tender offer materials will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be distributed by SRS to its stockholders at no expense to them. In addition, all of the materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov and from the information agent.

About SRS Labs, Inc.

Founded in 1993, SRS Labs is the industry leader in audio signal processing for consumer electronics. Initially based on audio technologies developed at Hughes Aircraft, SRS Labs now holds over 150 worldwide patents and is recognized by the industry as the foremost authority in research and application of human auditory principles. Through partnerships with leading global Consumer Electronics companies, semiconductor manufacturers and software partners, SRS audio, surround sound and voice processing technologies have been included in over one billion electronic products sold worldwide including HDTVs, mobile phones, portable media devices, PCs and automotive entertainment. In fact, SRS Labs is the defacto standard of HDTV audio processing with nine of the top ten name brand flat panel TVs featuring SRS technology. Additionally, SRS Labs’ surround sound solutions provide the professional broadcast and recording industries with high-performance production, back-haul, storage, and transmission capability. SRS Labs supports manufacturers worldwide with offices in the US, China, Europe, Japan, Korea and Taiwan. For more information, visit www.srslabs.com.

Safe Harbor Statement:  All statements included in this press release other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change.  Such forward-looking statements include, but are not limited to, statements relating the Company’s proposed Dutch auction tender offer.  These forward-looking statements are not guarantees of future results or the commitments made by the Company herein, and they are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement.  The risks and uncertainties referred to above include, but are not limited to, the sales price of the Company’s common stock, the stockholder’s interest in participating in such tender offer, the review of this matter by the SEC, the Company’s proposed cash requirements and future prospects and results of operations, and current market and economic conditions, as well as such other factors described in the Company’s filings with the SEC.  The forward-looking statements in this press release speak only as of the date they are made.  The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Company Contacts:

Ulrich Gottschling

Chief Financial Officer

SRS Labs, Inc.

(949) 442-5596

ir@srslabs.com

Scott Liolios or Matt Glover

Ivestor Relations

Liolios Group

(949) 574-3860